Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	For More Information Contact:
October 2, 2008	Sue Knight, Vice President and CFO
(952) 937-4000

MTS Completes Acquisition of SANS Group

Eden Prairie, Minnesota, October 2, 2008 – MTS Systems Corporation (NASDAQ: MTSC) today announced that it has acquired the assets of SANS Group (SANS), a privately held company based in Shenzhen, China. The value of the transaction is approximately $43.6 million.

“SANS is an excellent strategic complement to our Test business,” said Laura B. Hamilton, Chair and Chief Executive Officer. “Their capabilities will help to accelerate MTS’ growth in China while also broadening MTS’ product offering worldwide. Together, we are committed to building confidence in product performance in the global materials market.”

SANS has manufacturing facilities in Shenzhen and Shanghai, China.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors.  The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes, and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,575 employees and revenue of $410 million for the fiscal year ended September 29, 2007. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the factors discussed above, other important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.